Exhibit (a)(1)(C)

iROBOT CORPORATION

ELECTION FORM

PURSUANT TO OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK
OPTIONS FOR NEW STOCK OPTIONS

DATED APRIL 30, 2009

THIS OFFER EXPIRES AT 5:00 P.M., EASTERN TIME, ON MAY 29, 2009, UNLESS
THE OFFER IS EXTENDED

Print Name:

Concepts and terms used in this Election Form are further described and defined in the Offer to Exchange Certain Outstanding Stock Option for New Stock Options filed as an exhibit to the Tender Offer Statement on Schedule TO filed on April 30, 2009 with the Securities and Exchange Commission (“Offer to Exchange”). Please read the Offer to Exchange in its entirety. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange.

To validly tender your stock options using this Election Form, you must properly complete and sign this Election Form and return it to Donna Rossi by one of the following means:

By Mail or Courier
iRobot Corporation
8 Crosby Drive
Bedford, Massachusetts 01730
Attention: Donna Rossi
Phone: (781) 430-3000

By Facsimile
iRobot Corporation
Attention: Donna Rossi
Facsimile: (781) 430-3001

By Hand or Interoffice Mail
Attention: Donna Rossi

By Email (By PDF or similar imaged document file)
optionexchange@irobot.com

Your stock options will not be considered tendered until we receive the properly completed signed Election Form. We must receive your properly completed and signed Election Form before 5:00 p.m., Eastern Time, on May 29, 2009.

If you miss this deadline, or submit an Election Form not properly completed and signed as of the deadline, you will not be permitted to participate in the exchange offer. You are responsible for making sure that your Election Form is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form before 5:00 p.m., Eastern Time, on May 29, 2009.

Include in the spaces provided below the relevant information regarding your outstanding stock options that have exercise prices equal to or greater than $13.00. If you would like to tender one or more of your stock options for exchange in the exchange offer, please circle the “Yes” box under “Exchange Grant?” column for each such stock option. If you do not want to tender one or more of your stock options for exchange, circle the “No” box under the “Exchange Grant?” column for each such stock option. If you do not clearly circle the “Yes” box with respect to a stock option, your election with respect to such stock option will default to “No” and such stock option will not be properly tendered for exchange. You may not tender only a portion of a stock option for exchange.

Number of
Shares of
Common
		Exercise	Stock
Original	Option	Price Per	Underlying
Grant Date	Number	Share	Option	Exchange Grant?

				Yes	No
				Yes	No
				Yes	No
				Yes	No
				Yes	No

AGREEMENT TO TERMS OF EXCHANGE OFFER

For each stock option that I elect to exchange in the exchange offer, I understand and agree that:

•	If the exercise price of any stock option that I elect to exchange in the exchange offer is less than the greater of (1) $13.00 or (2) 40% of the above the 90-day average closing price of iRobot’s common stock on the NASDAQ Global Market (“NASDAQ”) for the business day on which the exchange offer closes, then any such stock option will not be deemed to be an eligible option and therefore will not be accepted by iRobot for exchange;

•	Upon acceptance by iRobot, this election will constitute a binding agreement between iRobot and me;

•	If I validly tender a stock option for exchange, and such stock option is accepted and cancelled, I will receive a new option exercisable for fewer shares of iRobot’s common stock than the tendered stock option based upon the exchange ratios outlined in Section 8 of the Offer to Exchange;

•	The exercise price of the new options will be equal to the closing price of iRobot’s common stock as reported by NASDAQ on the date the new options are granted;

•	In general, subject to my continuing service to iRobot, each new option will become vested and exercisable as follows: if and to the extent the corresponding exchanged stock option was exercisable as of the grant date of the new option, a like portion of the new option will become exercisable on the first anniversary of the grant date; and if and to the extent the corresponding exchanged stock option was not exercisable as of the grant date of the new option, a like portion of the new option will become exercisable one year from the date(s) as of which the exchanged stock option would have become exercisable in accordance with its terms;

•	All new options will be non-qualified stock options for federal income tax purposes, regardless of the tax status of the exchanged stock options;

•	The new options will be granted under and subject to the provisions of iRobot’s 2005 Stock Option and Incentive Plan (the “2005 Plan”);

•	iRobot has advised me to consult with my own financial and tax advisors as to the consequences of participating or not participating in the exchange offer;

•	To remain eligible to tender stock options for exchange and cancellation pursuant to the exchange offer, I must remain an eligible participant, including being employed by iRobot in the United States on the date the new options are granted, and if I die or cease being employed by iRobot in the United States prior to the date the new options are granted, iRobot will not accept my tendered stock options for cancellation;

•	I understand that neither the ability to participate in the exchange offer nor actual participation in the exchange offer will be construed as a right to continued employment with iRobot;

•	In accordance with Sections 6 and 14 of the Offer to Exchange, iRobot may terminate, modify or amend the exchange offer and postpone its acceptance and cancellation of any stock option that I have tendered for exchange. In any such event, I understand that stock options tendered for exchange but not accepted will remain in effect with their current terms and conditions. In particular, I understand that if the proposal regarding the amendment to the 2005 Plan and the exchange offer is not approved by iRobot’s stockholders at the Annual Meeting of Stockholders scheduled for May 28, 2009, iRobot will terminate the exchange offer and will not be able to accept any of the stock options that may have been tendered;

•	This election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my stock options at any time until the exchange offer expires as described above and in the Offer to Exchange. I understand that this decision to tender my stock options will be irrevocable at 5:00 p.m., Eastern Time, on May 29, 2009, unless the exchange offer is extended;

•	I sell, assign and transfer to iRobot all right, title and interest in and to all of the eligible options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of iRobot’s common stock under the tendered eligible options on the date iRobot accepts such stock options for exchange and cancellation. All of my obligations under this Election Form will be binding upon my heirs, personal representatives, successors and assigns; and

•	I agree to all of the terms and conditions of the exchange offer.

For each stock option that I elect not to exchange in the exchange offer, I understand and agree that I will keep such stock option, that I will not receive any new options in exchange for such stock option in the exchange offer and that no changes will be made to the terms of such stock option.

Please sign and date this Election Form exactly as your name appears on the stock option agreement relating to the stock options. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on this Election form.

Signature:

Date: